UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2009

Merix Corporation
(Exact name of registrant as specified in its charter)

Oregon	1-33752	93-1135197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15725 SW Greystone Court Suite 200 Beaverton, Oregon	97006
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 716-3700

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 29, 2009, Merix Printed Circuits Technology Limited, a Chinese subsidiary of Merix Corporation (“Merix” or “the Company”) announced that it received a lending commitment for a 50 million renminbi credit facility (approximately US$7.3 million) from Industrial and Commercial Bank of China, Limited (“ICBC”).  The borrowings under the credit facility are secured by a mortgage lien on the building and land lease at the Company’s Huiyang manufacturing facility.  Initial availability under the credit facility is 36 million renminbi (approximately US$5.3 million), with the balance of borrowings expected to become available within 90 days upon perfection of the security interest in the building.

On June 26, 2009, the Company entered into a loan agreement for an initial loan advance under the credit facility of US$1.5 million which matures one year from the date of drawdown.  This advance bears interest based on the three-month LIBOR rate plus a margin of 1.5%.  The drawdown of this initial advance is expected to occur within 30 days and will be used to repay existing borrowings under the Company’s revolving credit facility with Bank of America, N.A.

The Company will enter into separate loan agreements for additional borrowings under this credit facility, which will mature one year from the date of those incremental advances.  Merix expects to use the advances for working capital or general corporate purposes.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 with respect to the Loan Agreement is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits

(d)      Exhibits

10.1           Foreign Exchange Loan Contract, dated June 26, 2009, by and between Merix Printed Circuits Technology Limited and Industrial and Commercial Bank of China, Limited.

10.2           Maximum Amount Mortgage Agreement, dated June 26, 2009, by and between Merix Printed Circuits Technology Limited and Industrial and Commercial Bank of China, Limited.

99.1           Press release dated June 29, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Merix Corporation (Registrant)

Date: June 30, 2009	By:	/s/ Kelly E. Lang
Kelly E. Lang
Executive Vice President, Finance and Chief Financial Officer